Exhibit 99.13

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors
Green Dot Corporation
1675 N. Freedom Blvd (200 West) Building 1
Provo, Utah 84604

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 23, 2025, to the Board of Directors of Green Dot Corporation  (“Green Dot”), as Annex I to, and reference to such opinion letter under the headings “Summary—Opinion of Green Dot’s Financial Advisor,” “The Mergers—Background of the Mergers and the Payments Sale,” “The Mergers—Green Dot’s Reasons for the Green Dot Merger and the Payments Sale; Recommendation of the Green Dot Board of Directors” and “The Mergers—Opinion of Green Dot’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving Green Dot, CommerceOne Financial Corporation and affiliates of Smith Ventures LLC, which proxy statement/prospectus forms a part of the Registration Statement on Amendment No. 1 to Form S-4 of Compass Sub North, Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

April 7, 2026